                                  EXHIBIT 12(a)
                        FLEETBOSTON FINANCIAL CORPORATION
                  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
                    TO FIXED CHARGES AND PREFERRED DIVIDENDS

                         EXCLUDING INTEREST ON DEPOSITS
                             (dollars in millions)



                                                                   Year Ended December 31,
-------------------------------------------------------------------------------------------------------------
                                               2000          1999          1998          1997          1996
-------------------------------------------------------------------------------------------------------------
Earnings:
  Income before income taxes                  $ 6,461       $ 4,075       $ 4,444       $ 4,314       $ 3,619
Adjustments:
  (a) Fixed charges:
         (1) Interest on borrowed funds         3,985         3,198         2,569         2,026         1,881
         (2) 1/3 of rent                          108           127           119           118           114
  (b) Preferred dividends                          64            83            96           155           185
                                              -------       -------       -------       -------       -------
  (c) Adjusted earnings                       $10,618       $ 7,483       $ 7,228       $ 6,613       $ 5,799
                                              =======       =======       =======       =======       =======
Fixed charges and preferred dividends         $ 4,157       $ 3,408       $ 2,784       $ 2,299       $ 2,180
                                              =======       =======       =======       =======       =======
Adjusted earnings/fixed charges                2.55 x        2.20 x        2.60 x        2.88 x        2.66 x
                                              =======       =======       =======       =======       =======

                         INCLUDING INTEREST ON DEPOSITS
                              (dollars in millions)


                                                                    Year Ended December 31,
-------------------------------------------------------------------------------------------------------------
                                                2000          1999          1998          1997          1996
-------------------------------------------------------------------------------------------------------------
Earnings:
  Income before income taxes                 $ 6,461       $ 4,075       $ 4,444       $ 4,314       $ 3,619
Adjustments:
  (a) Fixed charges:
        (1) Interest on borrowed funds         3,985         3,198         2,569         2,026         1,881
        (2) 1/3 of rent                          108           127           119           118           114
        (3) Interest on deposits               4,512         4,202         4,379         4,021         4,092
  (b) Preferred dividends                         64            83            96           155           185
                                             -------       -------       -------       -------       -------
  (c) Adjusted earnings                      $15,130       $11,685       $11,607       $10,634       $ 9,891
                                             =======       =======       =======       =======       =======
Fixed charges and preferred dividends        $ 8,669       $ 7,610       $ 7,163       $ 6,320       $ 6,272
                                             =======       =======       =======       =======       =======
Adjusted earnings/fixed charges               1.75 x        1.54 x        1.62 x        1.68 x        1.58 x
                                             =======       =======       =======       =======       =======